Harvest Home Financial Corporation ("HHFC") is filing this Form 8-K pursuant to Item 5 and as a discretionary and voluntary filing.

Harvest Home Financial Corporation owns Harvest Home Savings Bank which has three (3) offices located in western Hamilton County and assets of $76.4 million as of June 30, 1996, with a total capital of $12.8 million.

The IRS issued a Private Letter Ruling ("PLR") on July 16, 1996 to Harvest Home Financial Corporation (HHFC) that sanctioned a tax-free distribution of surplus capital to its shareholders.

Pursuant to the PLR, HHFC declared a one-time cash distribution for common stock of $3.00 per share on August 23, 1996, to shareholders of record as of September 6, 1996. The distribution was payable on September 16, 1996. Company officials estimated that approximately 77 percent of the distribution will be tax-free.

Nasdaq was duly notified of the Cash Dividend/Distribution Notification pursuant to SEC Rule 10b-17. A press release was issued on August 23, 1996 and was published nationally as well as locally.